Exhibit 99.1
Oceaneering Appoints Roger Jenkins to Its Board of Directors

HOUSTON, December 22, 2025 – Oceaneering International, Inc. (NYSE:OII) (“Oceaneering”) today announced that Mr. Roger Jenkins has been elected to its Board of Directors as an independent, non-executive director in Class III, effective January 1, 2026. His initial term will extend until Oceaneering’s Annual Meeting of Shareholders in 2028.

Mr. Jenkins has extensive governance experience in the energy and financial sectors. Most recently, Mr. Jenkins served as President and Chief Executive Officer of Murphy Oil Corporation ("Murphy") from 2013 until his retirement in 2024. Prior to joining Murphy in 2001, Mr. Jenkins spent 17 years with Texaco Inc. (now part of Chevron Corporation) from 1984 to 2001, serving in various engineering and drilling management roles.

Mr. Jenkins currently serves on the Board of Directors of Regions Financial Corporation, where he is a member of the Risk and Technology Committees. Previously, he served on the Board of Directors of Murphy Oil Corporation and Noble Corporation. During his tenure as CEO of Murphy, he served on the Board of Directors of the American Petroleum Institute and on the National Petroleum Council. He has served on the Board of Directors of the LSU Foundation since 2016, including as Chair from 2022 to 2024. Mr. Jenkins holds a bachelor’s degree in petroleum engineering from Louisiana State University and an MBA from the A. B. Freeman School of Business at Tulane University.

Kevin McEvoy, Oceaneering’s Chairman of the Board, stated, "We are pleased to welcome Roger to Oceaneering’s Board of Directors. He brings decades of executive-level operating experience and financial discipline to our Board. His experience guiding Murphy through dynamic cycles and his current role on Regions Financial’s Risk and Technology Committees give him a unique perspective on governance and strategic oversight, which will strengthen our Board’s ability to deliver long-term value to Oceaneering’s shareholders."

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:

Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
investorrelations@oceaneering.com